Registration No. 333-204565

Registration No. 333-195490

As filed with the Securities and Exchange Commission on February 5, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-204565

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-195490

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRIVASCULAR TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	87-0807313
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3910 Brickway Blvd., Santa Rosa, CA	95403
(Address of Principal Executive Offices)	(Zip Code)

TRIVASCULAR TECHNOLOGIES, INC.’s 2008 EQUITY INCENTIVE PLAN

TRIVASCULAR TECHNOLOGIES, INC.’s 2014 EQUITY INCENTIVE PLAN

TRIVASCULAR TECHNOLOGIES, INC.’s 2014 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

John McDermott

Chief Executive Officer

3910 Brickway Blvd.

Santa Rosa, CA 95403

(707) 543-8800

(Name and address of agent for service)

Copy to:

Lawrence B. Cohn

Michael L. Lawhead

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660

(949) 725-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by TriVascular Technologies, Inc. (the “Company”) with the Securities and Exchange Commission:

1.	Registration No. 333-204565, filed on May 29, 2015, relating to the registration of Company common stock issuable pursuant to the Company’s 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan; and

2.	Registration No. 333-195490, filed on April 25, 2014, relating to the registration of Company common stock issuable pursuant to the Company’s 2008 Equity Incentive Plan, 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan.

Pursuant to the completion of the transactions contemplated by that certain Merger Agreement, dated October 26, 2015, by and among the Company, Endologix, Inc., a Delaware corporation (“Endologix”), and Teton Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Endologix, the Company became a direct, wholly-owned subsidiary of Endologix (the “Merger”). As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements and hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, TriVascular Technologies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 5th day of February, 2016.

TriVascular Technologies, Inc.

By:	/s/ John McDermott
John McDermott
Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.